Transgenomic Reports First Quarter Financial Results

Net Sales of $7.5 million, up 37 percent Conference call begins at 5:00 p.m. Eastern Time today

OMAHA, Neb., May 12, 2011 /PRNewswire/ -- Transgenomic, Inc. (OTC/BB: TBIO) today reported financial results for the three months ended March 31, 2011, and provided a business update.

First Quarter Financial Results

Net sales for the first quarter of 2011 were $7.5 million, an increase of 37 percent compared with $5.4 million for the same period in 2010. Gross profit was $4.2 million or 56 percent of net sales, compared with gross profit of $2.9 million or 53 percent of net sales for the same period in 2010.

The increase in revenue is primarily due to our recent acquisition of the FAMILION family of genetic tests on December 29, 2010, as we operated this business the entire quarter.

Operating expenses were $4.9 million during the first quarter of 2011, compared with $3.3 million in the prior year. This increase in operating expenses is directly related to our FAMILION lab, including noncash charges totaling $300,000 relating to the amortization of the acquired intangibles.

The net loss for the first quarter of 2011 was $2.8 million or $0.06 per share compared with a net loss of $324,000 or $0.01 per share for the first quarter of 2010. This was due primarily to the noncash Preferred Stock expenses, totaling $2.0 million, and the amortization of the acquired intangible assets, which totaled $300,000. Absent these expenses, our net loss would have been $460,000 for the first quarter of 2011.

Modified EBITDA improved to ($16,000) in the first quarter of 2011 from ($209,000) in the first quarter of 2010.

Cash and cash equivalents were $3.2 million as of March 31, 2011, compared with $3.5 million as of December 31, 2010.

Comment and Outlook

"We are quite pleased with the quarter's results in both top-line growth and EBITDA improvement," commented Craig Tuttle, President and Chief Executive Officer for the company. "When we completed our acquisition of the FAMILION business, we were challenged as a new corporate team to bring together two businesses that were losing a combined $7.5 million a year just prior to completing the acquisition. Our goals were to improve operating margins immediately, complete the integration of our two CLIA-certified reference labs into a single lab operation and demonstrate significant improvement quickly. In our first combined quarter, we are on track to meet all of these expectations. In the second quarter, we will complete the final components of integrating our laboratories. We also expect improvement in our Neurology testing business by expanding coverage under the managed care contracts which we secured with the Familion transaction. We are also very pleased with our customer retention efforts through the lab integration activities. All of our customer relationship efforts have proven effective. Despite a soft start to the year in lab tests ordered during the Christmas holiday season, we have seen test request volume return to its previous level during the quarter."

"We are also excited to see the increase in testing volume in our Pharmacogenomics Services business," Tuttle further commented. "We have increased the total number of projects being performed, increased our project pipeline and our total number of new contracted projects. This will continue to fuel growth in our Pharma services business both due to our expertise in mutation profiling for cancer drug trials and data for FDA submission as well as for new projects employing our Ice COLD-PCR and recently discovered BLOCker-Sequencing technologies."

Transgenomic anticipates growth in both our diagnostics and our laboratory services businesses as we commercialize new assay technologies and tests we have developed internally or in-licensed to expand our menu. In particular, we have substantially increased our footprint in the molecular diagnostics laboratory market through our acquisition of the FAMILION laboratory testing business. This acquisition brings us historic annual revenues of approximately $13.0 million and a much larger presence both with insurers and patients. This acquisition also provides us access to higher throughput technologies and an expert staff to aid us as we continue growing our reference laboratory business as well as consolidation opportunities already achieved in laboratory operations, billing and customer service functions.

In our Pharmacogenomic Services Lab, we continue to perform cancer pathway gene mutation analysis for a number of high visibility pharmaceutical companies both for pre-clinical drug discovery projects and phase II and III clinical trials. Employing our recently licensed ultra sensitive DNA mutation detection technology, termed COLD-PCR, and a significant improvement to COLD-PCR termed Ice COLD-PCR; we can now analyze blood serum for DNA mutations rather than just testing patients' tumors. This is a significant achievement and should, we believe, lead to much faster expansion of our service testing for pharmaceutical partners as they adopt this novel approach for both drug and disease research.

In addition to Ice COLD-PCR, which offers sensitivity improvements as much as 1,000 times higher than routine DNA testing technology, we have recently discovered a technique to further improve mutation detection sensitivity of standard Sanger sequencing. We have termed this new discovery BLOCker-Sequencing and we are combining this new discovery with our Ice COLD-PCR program to bring what we believe to be the most accurate and sensitive mutation detection technology available in the market today. We believe that this combination of technologies offers us the ability to develop tests for cancer detection or to measure cancer recurrence at earlier stages in the disease process aiding in drug selection or drug resistance determinations for these patients. By giving physicians the tools to select or change therapy earlier in the disease process, we can help improve outcomes for cancer patients.

We continue to leverage our core instrument business for on-going instrument and consumable supplies sales worldwide as well as employing our instrument technology and related expertise in our two laboratory services businesses.

Although the WAVE System is a fully matured technology, and both it and its corresponding consumable sales growth in our traditional markets are shrinking, we are expanding our opportunities by selling systems into new geographic areas, including the Middle East and Asia, to continue the revenue from our instrument related business segment. We also continue to sell OEM instruments worldwide for pre-analytical karyotyping automation and to select markets in Europe for Image Analysis.

During the first quarter, we launched a CE IVD labeled SURVEYOR Scan K-RAS mutation detection kit in Europe and have released two SURVEYOR Scan Research Use Only (RUO) kits for detecting mutations in key cancer pathway genes BRAF and PIK3CA. Combining these key cancer pathway mutation assessment tools with our proprietary technologies brings noteworthy improvements in sensitivity and cost effectiveness to the market compared to competing technologies.

Finally, we continue to look for opportunities to diversify into new markets, particularly in oncology, where the sensitivities of our technologies provide significant clinical benefit. We have also embarked on several academic collaborations to further validate our newest technologies and better determine how they can and will be used in clinical settings for patients undergoing treatment for cancer.

Conference Call

Transgenomic management will host a conference call to discuss first quarter 2011 financial results and answer questions beginning at 5:00 p.m. Eastern time today. To access the call via telephone, please dial 800-895-0198 from the U.S. and Canada or 785-424-1053 for international participants and enter the conference ID TRANS. The call also will be broadcast live over the Internet. To listen to the webcast, please log onto the Company's Investor Relations web page at http://www.transgenomic.com/events.asp?id=6 and follow the instructions. An archived webcast of the call will be available for 30 days. Investors can listen to a replay via telephone until 11:59 p.m. Eastern time on Thursday, May 26, 2011 by dialing 800-374-0328 (domestic) or 402-220-0663 (international).

About Transgenomic, Inc.

Transgenomic, Inc. (www.transgenomic.com) is a global biotechnology company specializing in high sensitivity genetic variation and mutation analysis, providing products and services in DNA mutation detection and discovery for clinical research, clinical molecular diagnostics and pharmacogenomic analyses. Transgenomic, Inc. is comprised of 3 different divisions. Transgenomic Molecular Lab specializes in molecular diagnostics for cardiology, neurology, mitochondrial disorders, oncology, hematology, molecular pathology and other inherited diseases. Transgenomic Pharmacogenomic Services is a contract research service offering translational research and clinical trial services to pharmaceutical companies in support of pre-clinical and phase I, II and III clinical trials. Transgenomic's Diagnostic Tools Business product offerings include systems for the automation of sample processing and analysis for Cytogenetic and Molecular Diagnostic testing. Transgenomic's WAVE® Systems and associated consumables are specifically designed for use in genetic variation detection and single- and double-strand DNA/RNA analysis and purification. SURVEYOR® Scan Mutation Detection kits provide reagents and protocols for high sensitivity detection of mutations in key cancer pathway genes. HANABI automated chromosome harvesting systems improve laboratory productivity with consistent quality compared with manual methods for cytogenetic karyotyping and FISH analyses. Transgenomic believes there is a significant opportunity to continue growing the demand for its molecular-based testing across all business lines by leveraging core technologies, experience and expertise in biomarker analysis. In addition, the company continues to seek out and evaluate new technologies and new intellectual property to extend its offerings in molecular diagnostics and pharmacogenomic services.

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results, including the ability of the Company to grow its involvement in the diagnostic products and services markets. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's filings with the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Transgenomic, Inc. Summary Financial Results Unaudited Condensed Consolidated Statements of Operations (dollars in thousands except per share data)

	Three Months Ended March 31,
	2011	2010
NET SALES	$ 7,480	$ 5,442
COST OF GOODS SOLD	3,326	2,558
Gross profit	4,154	2,884
OPERATING EXPENSES:
Selling, general and administrative	4,323	2,432
Research and development	557	827
Restructuring Charges	24	—
	4,904	3,259
LOSS FROM OPERATIONS	(750)	(375)
OTHER INCOME (EXPENSE):
Interest expense	(238)	—
Expense on preferred stock	(2,027)	—
Other, net	231	—
	(2,034)	—

LOSS BEFORE INCOME TAXES	(2,784)	(375)
INCOME TAX BENEFIT	(6)	(51)
NET LOSS	$ (2,778)	$ (324)

Preferred stock dividends	(260)	—
Net loss available to common stockholders	$ (3,038)	$ (324)

BASIC AND DILUTED LOSS PER COMMON SHARE	$ (0.06)	$ (0.01)
BASIC AND DILUTED WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING	49,293,005	49,189,672

Transgenomic, Inc.

Summary Financial Results

Modified EBITDA

(dollars in thousands)

Management uses Modified EBITDA, a non-GAAP measure, to measure the Company's financial performance and to internally manage its businesses.  Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies.  Modified EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles.  Modified EBITDA calculations may vary from company to company.  Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company.

The following sets forth the reconciliation of Net Loss to Modified EBITDA for the periods indicated:

	Three Months Ended March 31,
	2011	2010

NET LOSS	$ (2,778)	$ (324)

INTEREST EXPENSE	238	—

INCOME TAXES BENEFIT	(6)	(51)

DEPRECIATION AND AMORTIZATION	494	165

PREFERRED STOCK EXPENSES	2,027	—

STOCK OPTION EXPENSE	9	1

MODIFIED EBITDA	$ (16)	$ (209)

Transgenomic, Inc. Summary Financial Results Unaudited Condensed Consolidated Summary Balance Sheet Information (dollars in thousands)
	March 31, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 3,170	$ 3,454
Accounts receivable	7,551	7,601
Inventories	3,163	3,344
Other current assets	762	635
Total current assets	14,646	15,034
PROPERTY AND EQUIPMENT, NET	1,661	1,602
OTHER ASSETS:
Goodwill	6,275	6,275
Intangibles	8,664	8,962
Other assets	152	154
	$31,398	$32,027

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	8,340	8,253
Long term debt less current maturities	8,640	8,640
Series A convertible preferred stock liabilities	7,914	5,791
Other long term liabilities	918	843
Total liabilities	25,812	23,527
STOCKHOLDERS' EQUITY	5,586	8,500
	$ 31,398	$ 32,027

CONTACT: Investor Relations of Transgenomic, Inc., +1-402-452-5400, investorrelations@transgenomic.com